Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210529

PROSPECTUS SUPPLEMENT NO. 2

SPINDLE, INC.

3,949,074 Shares of Common Stock

This prospectus supplement (the “Prospectus Supplement”) supplements and amends the prospectus dated June 14, 2016, as supplemented by our Prospectus Supplement No. 1 dated June 14, 2016 (collectively the “Prospectus”) which constitutes part of our registration statement on Form S-1 (No. 333-210529) relating to the offer and sale of up to 3,949,074 shares of common stock, par value $0.001 per share, of Spindle, Inc., a Nevada corporation (the “Company,” “Spindle,” “us,” “our,” or “we”) by the selling stockholders. This prospectus supplement includes our current report on Form 8-K filed August 10, 2016. THIS IS NOT A NEW REGISTRATION OF SECURITIES

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

An investment in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 3 of the prospectus before purchasing any of the shares offered by the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 10, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 4, 2016, Spindle, Inc., a Nevada corporation (the "Company") filed a lawsuit in the United States District Court for the District of Arizona, case 2:16-cv-02613-MHB (Spindle, Inc., a Nevada Corporation vs. William Clark and Joann Clark, husband and wife; Sean Tate and Patricia La Due-Tate, husband and wife; Justin Clark, an individual; and Phasive, Inc., an Arizona corporation).  The Company alleges that William Clark, former Chief Executive Officer of the Company along with his son Justin Clark and Sean Tate (collectively, the "Defendants") breached their contractual, statutory, common law and fiduciary duties to the Company.  The Company alleges that together and separately, they misappropriated the Company's intellectual property, improperly solicited the Company's employees, customers, and investors, and engaged in various other wrongful acts that damaged irreparably the Company's business.  The Company is seeking injunctive relief; unspecified monetary damages and rescission of shares of the Company's common stock. The Company has undertaken a review to determine the extent of the breach of the duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINDLE, INC.

Date: August 10, 2016	By:	/s/ Michael Schwartz
Name: Michael Schwartz
Title: Interim Chief Executive Officer

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